P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Katie Bailey
October 20, 2020		Chief Financial Officer and Treasurer
(740) 376-7138

PEOPLES BANCORP INC. REPORTS QUARTERLY NET INCOME
__________________________________________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (Nasdaq: PEBO) today announced results for the quarter and the nine months ended September 30, 2020. Peoples recorded net income of $10.2 million for the third quarter of 2020, representing earnings per diluted common share of $0.51. In comparison, Peoples recognized earnings per diluted common share of $0.23 for the second quarter of 2020 and $0.72 for the third quarter of 2019. For the nine months ended September 30, 2020, Peoples recorded net income of $14.2 million, or $0.70 per diluted common share, compared to $38.8 million, or $1.91 per diluted common share, for the nine months ended September 30, 2019.
Non-core items contained in net income, and the related tax effect of each, included gains and losses on securities and asset disposals and other transactions, acquisition-related expenses, pension settlement charges, severance expenses and COVID-19-related expenses. Non-core items negatively impacted earnings per diluted common share by $0.09 for the third quarter of 2020, $0.08 for the second quarter of 2020, and $0.01 for the third quarter of 2019. Non-core items negatively impacted earnings per diluted common share by $0.16 and $0.29 for the nine months ended September 30, 2020, and 2019, respectively.
"We are pleased with the record volume of our consumer indirect loan and mortgage loan production during the quarter," said Chuck Sulerzyski, President and Chief Executive Officer. "We continue to make meaningful progress as it relates to cross-selling our products to both new and existing customers that we assisted with the PPP. We also successfully integrated the acquired premium finance business into our product offerings and have been able to grow that portfolio by $19 million since we closed that transaction on July 1, 2020."

Current expected credit loss ("CECL"):
Effective January 1, 2020, Peoples adopted Accounting Standards Update ("ASU") 2016-13 "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" and the CECL model, which upon adoption, resulted in a reduction to the retained earnings balance of $3.7 million, net of income tax, and a pre-tax increase to the allowance for credit losses of $5.8 million, each as of January 1, 2020.

First Prestonsburg Bancshares Inc. ("First Prestonsburg"):
The comparison of income statement and balance sheet results between the nine months ended September 30, 2020 and September 30, 2019 was affected by the First Prestonsburg acquisition, which closed April 12, 2019.

COVID-19:
The income statement and balance sheet results for the three and nine months ended September 30, 2020 compared to prior quarters and year to date periods continued to be affected by ongoing developments related to COVID-19 and the reactions of government authorities, individuals and businesses, and the impact on the economy, specifically in Peoples market area. Many of the limitations imposed by state and local governments were removed during the second quarter of 2020; however, the impact caused by the closures continued to significantly impact the economy in the third quarter of 2020. The Board of Governors of the Federal Reserve System maintained the Federal Funds interest rate effective target range at 0.00% to 0.25% during the third quarter of 2020. Additionally, the London Interbank Offered Rate ("LIBOR") and the prime rate both remained historically low throughout the third quarter of 2020, which impacted results for the quarter.
The federal government's passage of the Coronavirus Aid, Relief, and Economic Security ("CARES") Act that resulted in the creation of the Paycheck Protection Program ("PPP") targeted to provide small businesses with financial support to cover payroll and certain other specific types of expenses for a specified period of time. Loans made under the PPP are fully guaranteed by the SBA and therefore, carry no related allowance for credit losses. These loans earn 1% interest, and participating banks receive an origination fee of between 1% and 5%, based on the size of the PPP loan. Peoples recognized one-time deferred personnel costs (decreasing the reported amount of salaries and employee benefit costs) of $921,000 during the second quarter of 2020 related to the average cost of origination of the PPP loans, which was offset against the deferred origination fee. These fees and costs are deferred at origination and are amortized over the life of the loan, which is generally two years, or until forgiven, and are recognized as a component of interest income. Peoples played an active role in assisting new and existing customers in obtaining approximately $500 million in PPP loans to support small businesses during the downturn, which funds were deposited into customers’ deposit accounts, for the most part, at Peoples. As of September 30, 2020, Peoples had $460.4 million in PPP loans outstanding, which were included in commercial and industrial loan balances, compared to $458.0 million at June 30, 2020. Peoples recognized interest income on deferred loan fees/costs of $1.9 million during each of the third and second quarters of 2020, along with $1.2 million and $918,000 of interest earned on PPP loans during the third and second quarters of 2020, respectively. At September 30, 2020, Peoples had $11.6 million in net deferred loan fees/costs to recognize over the remaining terms of the PPP loans. Peoples, on behalf of its customers, began submitting applications for PPP forgiveness at the beginning of September 2020. The SBA has up to ninety days to review an application for PPP forgiveness and provide an acceptance at the end of that review. Once forgiveness of the PPP loans has been accepted and payment is received from the SBA, Peoples will record the cash received from the SBA, pay-off the loans based on the amount of forgiveness provided and accelerate the amount of net deferred loan fees/costs recognized for the portion of the PPP loans that are forgiven.
Interest income continued to be negatively impacted by the swift reduction in interest rates by the Federal Reserve earlier in the year. Additionally, variable rate commercial loans that are subject to changes in the LIBOR and the prime rate reflected downward adjustments in these rates causing decreases in interest income and net interest margin. Also, the overall changes in interest rates led to higher prepayment speeds within Peoples' investment securities portfolio, which caused an increase of $636,000 in premium amortization compared to the linked quarter, further reducing interest income and net interest margin. These decreases in interest income were offset partially by the PPP loan activity.
Individuals, families and certain businesses benefited from the CARES Act, with many receiving an economic stimulus payment directly from the federal government. Congress has been unable to pass legislation establishing a second stimulus package, and considerable uncertainty exists as to if or when another package will be available. Unemployment benefits that were enhanced by a federal subsidy of $600 per week for individuals who had been displaced due to business closures or layoffs ended during the third quarter of 2020. The stimulus provided by the government and changes in purchasing habits have led to an overall increase in deposit balances.
Peoples incurred non-core non-interest expenses as a result of COVID-19. COVID-19-related expenses recognized during the third quarter of 2020 were $148,000, and were primarily in support of assisting employees with childcare and elder care needs, as well as taking extra precautions in cleaning facilities. COVID-19-related expenses recognized in the second quarter of 2020 were $918,000 and reflected unrestricted stock awards aggregating $396,000 made to employees under the level of Vice President and $250,000 in donations, mainly to community organizations. Other COVID-19-related expenses represented payments to support employees and supplement needs for the temporary remote work environment.

Peoples Premium Finance:
Effective July 1, 2020, Peoples closed on the business combination under which Peoples Bank acquired the operations and assets of Triumph Premium Finance (“TPF”), a division of TBK Bank, SSB. Based in Kansas City, Missouri, the division operating as Peoples Premium Finance will continue to provide insurance premium financing loans for commercial customers to purchase property and casualty insurance products through its growing network of independent insurance agency partners nationwide. Peoples Bank acquired $84.8 million in loans at acquisition date, after preliminary fair value adjustments. Peoples also preliminarily recorded $4.2 million of other intangible assets and $5.5 million of goodwill. As of September 30, 2020, Peoples Premium Finance loans had grown to $104.1 million.
Statement of Operations Highlights:
•Net interest income increased $259,000, or 1%, compared to the linked quarter and decreased $635,000, or 2%, compared to the third quarter of 2019.
◦Net interest margin decreased 5 basis points to 3.14% for the third quarter of 2020, compared to 3.19% for the linked quarter and 3.66% for the third quarter of 2019. The decreases in net interest margin were driven by lower accretion associated with purchased loans and the impact of the overall interest rate environment.
◦The increase in net interest income for the third quarter of 2020, compared to the second quarter of 2020, was caused by the impact of the additional interest income from the PPP loans which added $3.1 million in interest income in the third quarter of 2020 and $2.8 million in the second quarter of 2020, which more than offset the declines in interest income related to higher amortization of premiums on investment securities.
•Peoples recorded a provision for credit losses of $4.7 million for the third quarter of 2020, compared to $11.8 million for the second quarter of 2020, and a provision for loan losses of $1.0 million for the third quarter of 2019.
◦The decline in the provision for credit losses for the third quarter of 2020 compared to the linked quarter was due primarily to the improvement in Moody's most recently published economic outlook and the current outlook used by Peoples in estimating the allowance for credit losses.
◦Net charge-offs were $735,000, or 0.08% of average total loans annualized, for the third quarter of 2020.
•Total non-interest income, excluding net gains and losses, increased $2.1 million, or 14%, compared to the linked quarter, and $422,000, or 3%, compared to the third quarter of 2019.
◦The increase in non-interest income was largely driven by higher mortgage banking income due to the low interest rate environment resulting in higher volume of refinancing activity.
◦Total non-interest income, excluding net gains and losses, for the third quarter of 2020 was 32% of total revenue.
•Total non-interest expense increased $2.5 million, or 8%, compared to the linked quarter and $1.3 million, or 4%, compared to the third quarter of 2019.
◦The third quarter of 2020 included non-core expenses of $2.2 million, which included $1.3 million of acquisition related expenses, $531,000 of pension settlement charges, $192,000 in severance expenses, and $148,000 of expenses related to COVID-19. The linked quarter had $1.2 million of non-core expenses and the third quarter of 2019 had $287,000.
◦Compared to the linked quarter, salaries and employee benefit costs increased 8%, as the second quarter included a benefit recognized for deferred personnel costs of $921,000 associated with the origination of the PPP loans that did not recur in the third quarter of 2020.
◦For the third quarter of 2020, the efficiency ratio was 64.1% compared to 62.3% for the second quarter of 2020. When adjusted for non-core items, the efficiency ratio was 59.9% for both the second and third quarters of 2020.
Balance Sheet Highlights:
•Period-end total loan balances increased $111.1 million compared to June 30, 2020, and $598.6 million compared to December 31, 2019.
◦Growth of period-end loan balances compared to June 30, 2020 was driven by loans acquired with the Peoples Premium Finance acquisition, which are included in commercial and industrial loans, and an increase in consumer indirect loans.
◦Average loan balances increased for the quarter, compared to the linked quarter, and were driven by record consumer indirect loan originations, the Peoples Premium Finance acquisition and a full-quarter impact from the PPP loans.
•Asset quality metrics were generally stable during the quarter.
◦The reduction in the provision for credit losses recorded during the quarter was driven by the impact of the recent developments related to COVID-19 on the economic assumptions utilized within the CECL model.
◦Delinquency trends improved as loans considered current comprised 99.2% of the loan portfolio at September 30, 2020, compared to 99.0% at June 30, 2020.
◦Nonperforming assets increased $2.4 million compared to June 30, 2020. The increase was primarily related to one larger commercial loan and several smaller residential loans becoming more than 90 days past due and, therefore, moving to non-accrual status. The commercial loan was directly impacted by the pandemic.
◦Criticized loans increased $17.7 million during the quarter. The majority of the increase in the third quarter was due to downgrades to four commercial relationships.
◦Classified loans increased $9.4 million during the third quarter of 2020. The increase in classified loans compared to the linked quarter was driven by the downgrade of two commercial loan relationships totaling $8.6 million.
◦Annualized net charge-offs for the quarter remained low at 0.08% of average loans.
•Period-end total deposit balances at September 30, 2020 decreased $72.9 million, or 2%, compared to June 30, 2020.
◦The decrease in total deposits compared to June 30, 2020 was driven primarily by a decrease in brokered deposits, offset partially by a seasonal increase in governmental deposits.
◦Total demand deposit balances were 42% of total deposit balances at September 30, 2020 and June 30, 2020.

Net Interest Income:
Net interest income was $35.1 million for the third quarter of 2020, a decrease of $259,000, or 1%, compared to the linked quarter. Net interest margin was 3.14% for the third quarter of 2020, compared to 3.19% for the linked quarter. Net interest income and net interest margin were both impacted by the declining interest rate environment caused by COVID-19 that continued throughout the third quarter of 2020 and resulted in lower yields on the loan portfolio and the accelerated premium amortization on the investment securities portfolio. The PPP loan interest income of $3.1 million, premium finance loan income of $1.8 million and a reduction of $552,000 in interest expense on deposits benefited net interest income compared to the linked quarter, and were offset by lower interest income earned on other loan categories.
Net interest income for the third quarter of 2020 decreased $635,000, or 2%, compared to the third quarter of 2019. Net interest margin decreased 52 basis points compared to 3.66% for the third quarter of 2019. The decrease in net interest income compared to the third quarter of 2019 was driven by lower yields on loans and investments, offset by PPP loan income, premium finance loan income and a reduction of $4.0 million in interest expense on deposits.
Accretion income, net of amortization expense, from acquisitions was $547,000 for the third quarter of 2020, $955,000 for the second quarter of 2020 and $1.2 million for the third quarter of 2019, which added 5 basis points, 9 basis points and 12 basis points, respectively, to net interest margin.
For the first nine months of 2020, net interest income declined $1.1 million, or 1%, compared to the first nine months of 2019, and net interest margin decreased 47 basis points to 3.27%. Similar to the quarterly comparisons above, the changes in net interest income and margin were the result of lower interest rates, increased premium amortization on investment securities and loans repricing faster than deposits, all caused by the COVID-19 environment. Offsetting these decreases was a full nine-month impact of the First Prestonsburg acquisition. Funding costs declined compared to the first nine months of 2019, as interest rates on deposits were lower and borrowing costs benefited from a lower rate environment.
Accretion income, net of amortization expense from acquisitions was $2.6 million for the nine months ended September 30, 2020, compared to $3.1 million for the nine months ended September 30, 2019, which added 8 and 11 basis points, respectively, to net interest margin.
Provision for Credit Losses:
The provision for credit losses was $4.7 million for the third quarter of 2020, compared to $11.8 million for the linked quarter and $1.0 million for the third quarter of 2019. Changes in the provision for credit losses compared to the second quarter of 2020 and the third quarter of 2019 were primarily due to Peoples' own credit portfolio developments related to COVID-19 and their impact on assumptions used in the CECL model. Net charge-offs for the third quarter of 2020 were $735,000, or 0.08% of average total loans annualized, compared to net recoveries of $369,000, or (0.05)% of average total loans annualized, for the linked quarter and net charge-offs of $777,000, or 0.11% of average total loans annualized, for the third quarter of 2019. For additional information on credit trends and the allowance for credit losses, see the "Asset Quality" section below.
Net Gains and Losses:
Net gains and losses include gains and losses on investment securities, asset disposals and other transactions, which are included in total non-interest income on the Consolidated Statements of Operations. Net losses realized during the third quarter of 2020 were $26,000, compared to net losses of $60,000 for the linked quarter, and net gains of $19,000 in the third quarter of 2019. During the second quarter of 2020, net losses on asset disposals and other transactions were $122,000 resulting from the sale of a former bank branch and was partially offset by gains of $65,000 on the sale of investment securities. Gains during the third quarter of 2019 were driven by gains on the sale of securities.
For the first nine months of 2020, net gains were $146,000, compared to net losses of $483,000 for the first nine months of 2019. Net gains recognized during the first nine months of 2020 were the result of gains recognized on the sale of investment securities, offset partially by losses on asset disposals. Losses during the first nine months of 2019 included write-offs of fixed assets acquired from First Prestonsburg and market value write-downs related to closed offices that were held for sale.
Total Non-interest Income, Excluding Net Gains and Losses:
Total non-interest income, excluding net gains and losses, for the third quarter of 2020 increased $2.1 million, or 14%, compared to the linked quarter. Compared to the linked quarter, mortgage banking income was at record levels for the quarter and increased $1.7 million due to the volume of refinancing activity resulting from the low interest rate environment, insurance income increased $417,000, or 13%, due to a $591,000 revenue recognition adjustment recorded in the third quarter of 2020, and deposit account service charges increased $357,000 driven largely by an increase in fees assessed for overdrafts and non-sufficient funds. These increases were partially offset by a decrease in commercial loan swap fees of $887,000.

Compared to the third quarter of 2019, non-interest income, excluding net gains and losses, was up $422,000. Mortgage banking income increased $1.5 million due to a higher volume of refinance activity. Also contributing to the change was an increase in insurance income of $222,000 and trust and investment income of $230,000. These increases were partially offset by a decrease in deposit account service charges of $967,000, or 30%, compared to the prior year quarter. This decline was driven by lower fees assessed for overdraft and non-sufficient funds, given higher deposit balances held by Peoples' customers. A decrease in commercial loan swap fees of $704,000, driven by lower customer demand, also offset the aforementioned increases.
For the first nine months of 2020, total non-interest income, excluding net gains and losses, declined $569,000, compared to the first nine months of 2019. The decrease was caused by lower deposit account service charges of $1.6 million that were the result of a reduction in fees due to customers maintaining higher balances in their accounts, as well as lower insurance income, which was driven by reduced premiums for customers. Other non-interest income also declined because of the sale of restricted Class B Visa stock last year, when Peoples recognized income of $787,000. These declines were partially offset by an increase in mortgage banking income of $1.4 million due to customer demand, and electronic banking income, which grew 7%, due partially to the full nine-month impact of the First Prestonsburg acquired accounts.
Total Non-interest Expense:
Total non-interest expense was up $2.5 million, or 8%, for the three months ended September 30, 2020, compared to the linked quarter, driven by an increase in salaries and employee benefit costs of $1.4 million, or 8%. Salaries and employee benefit costs were up mainly as a result of $921,000 of one-time deferred personnel costs associated with PPP loan originations that was recognized in the second quarter of 2020 and did not recur in the third quarter. Total non-interest expense in the third quarter of 2020 included $531,000 in pension settlement charges and $192,000 in severance expenses, while the second quarter of 2020 included pension settlement charges of $151,000. The increases in the areas described above were partially offset by decreases for COVID-19-related expenses. During the second quarter of 2020, COVID-19-related expenses included a $250,000 donation to food banks and pantries in Peoples' market area and employee stock awards aggregating $396,000 made to employees under the level of Vice President.
Compared to the third quarter of 2019, total non-interest expense increased $1.3 million, or 4%, primarily due to an increase in FDIC insurance premiums of $570,000, salaries and employee benefits of $479,000 and data processing and software expenses of $266,000. FDIC insurance premiums increased as a result of the credits that Peoples had recognized throughout 2019 and the beginning of 2020, which were fully utilized in the second quarter of 2020.
For the nine months ended September 30, 2020, total non-interest expense was $100.4 million, a decrease of $3.3 million compared to the same period last year. The variance was driven primarily by a reduction in other expenses, which included acquisition-related expenses recognized in the previous year, and lower travel and entertainment expenses due to COVID-19 restrictions in the current year. These changes were partially offset by increases of 14% in data processing and software expense, 9% in electronic banking expense, and COVID-19-related expenses.
The efficiency ratio for the third quarter of 2020 was 64.1%, compared to 62.3% for the linked quarter, and 61.1% for the third quarter of 2019. The change in the efficiency ratio compared to the linked quarter was primarily due to the increase in total non-core non-interest expense. The efficiency ratio, adjusted for non-core items, was 59.9% for the third quarter and linked quarter of 2020, compared to 60.7% for the third quarter of 2019.
Income Tax Expense:
Peoples recorded income tax expense of $2.6 million for the third quarter of 2020, compared to $1.1 million for the linked quarter and $3.3 million for the third quarter of 2019. Income tax expense for the third quarter of 2020 was up, compared to the linked quarter, due to higher net income recognized caused by a lower provision for credit losses. Income tax expense was down for the three months ended September 30, 2020, compared to the three months ended September 30, 2019, due to lower pre-tax income driven largely by the increase in the provision for credit losses. Peoples recognized income tax expense of $3.6 million, for the first nine months of 2020, compared to $8.9 million for the first nine months of 2019. The variance for the first nine months of 2020, compared to the first nine months of 2019, was the result of lower pre-tax income in 2020 related to the increase in the allowance for credit losses recorded during the first nine months of 2020. Partially offsetting the reduction were additional income tax expense adjustments related to a correction from the prior year of $575,000 and $288,000 in the third and second quarters of 2020, respectively.
Loans:
Period-end total loan balances at September 30, 2020, increased $111.1 million, or 3%, compared to June 30, 2020. The increase was driven by growth in commercial and industrial loan balances of $97.8 million, and consumer indirect loan balances of $41.4 million. The overall increase in commercial and industrial loans was a result of the acquisition of Peoples Premium Finance. At September 30, 2020, premium finance loans made up $104.1 million of commercial and industrial loan balances. These increases were partially offset by declines in residential real estate loan balances of $23.6 million, due to refinancing activity driven by the low-rate environment.
Compared to December 31, 2019, period-end total loan balances grew 21%, which was mostly driven by the PPP loans, and the acquisition of Peoples Premium Finance, with increases in commercial real estate, and consumer indirect loans were partially offset by declines in residential real estate loan balances and home equity lines of credit. In addition, period-end total loan balances increased $621.8 million compared to September 30, 2019, which was primarily related to the PPP loans and acquired premium finance loans. Increases in commercial and industrial, commercial real estate and consumer indirect loans were partially offset by declines in residential real estate loans and home equity lines of credit.
Quarterly average loan balances grew $189.2 million, or 6%, in the third quarter of 2020 compared to the linked quarter. Average commercial and industrial loan balances were up $160.4 million, or 16%, and average consumer indirect loan balances increased $56.0 million, or 13%. The yield on loans decreased 14 basis points to 4.08% for the third quarter 2020, compared to the linked quarter, due to the low interest rate environment and accelerated premium amortization of loans that were paid off.
Compared to the third quarter of 2019, quarterly average loan balances increased $612.3 million, or 22%, driven by PPP loan originations, indirect consumer loan originations, and residential real estate loan originations and purchases. Average commercial and industrial loan balances and average indirect consumer loan balances increased $535.9 million, or 47%, and $54.3 million, or 13%, respectively, compared to the third quarter of 2019.
For the first nine months of 2020, average loan balances grew $394.9 million, or 14%, compared to 2019. The increase was driven by the PPP loans, the First Prestonsburg acquisition that closed in 2019 and originated loan growth. The yield on loans decreased 73 basis points to 4.34% for the first nine months of 2020, compared to 2019, due primarily to the low interest rate environment and accelerated premium amortization of loans that were paid off.
Asset Quality:
Although asset quality metrics fluctuated during the quarter, overall asset quality remained relatively stable. Total nonperforming assets increased $2.4 million, or 9%, compared to June 30, 2020, increased $7.6 million, or 35%, compared to December 31, 2019 and were up $8.5 million, or 41%, compared to September 30, 2019. The increases in nonperforming assets were primarily attributable to one commercial relationship that was downgraded and moved to non-accrual status during the third quarter of 2020. The customer’s business was severely impacted by the pandemic and social distancing restrictions. Additionally, the new accounting for purchased credit deteriorated loans under ASU 2016-13 resulted in the movement of $3.9 million of loans from the 90+ days past due and accruing category to the nonaccrual category as of January 1, 2020. As of December 31, 2019, these loans were presented as 90+ days past due and accruing, and were accreting income from the discount that had been recognized due to acquisition accounting. Nonperforming assets as a percent of total loans and OREO were 0.85% at September 30, 2020, up from 0.80% at June 30, 2020, and were down from 0.76% at December 31, 2019, and up from 0.74% at September 30, 2019.
Criticized loans, which are those categorized as special mention, substandard or doubtful, increased $17.7 million, or 17%, compared to June 30, 2020, were up $26.4 million, or 27%, compared to December 31, 2019 and were $22.8 million, or 23% higher, compared to September 30, 2019. As a percent of total loans, criticized loans were 3.55% at September 30, 2020, compared to 3.14% at June 30, 2020, 3.37% at December 31, 2019 and 3.52% at September 30, 2019. The increase in criticized loans compared to June 30, 2020 was primarily due to additional credits being downgraded during the period and was directly driven by COVID-19. The majority of the increase in criticized loans in the third quarter was due to four commercial relationships being downgraded. The increase in criticized loans compared to December 31, 2019 was driven by the recent downgrades, and was partially offset by paydowns and upgrades of several loans during the first nine months of 2020. Compared to September 30, 2019, the increase in criticized loans was largely due to the recent downgrades of a few commercial relationships based on updated information on the borrowers that became available. Classified loans, which are those categorized as substandard or doubtful, increased $9.4 million, or 14%, compared to June 30, 2020, were up $9.1 million, or 15%, compared to December 31, 2020 and were up $17.1 million, or 29%, from September 30, 2019. As a percent of total loans, classified loans were 2.19% at September 30, 2020, compared to 1.98% at June 30, 2020, 2.30% at December 31, 2019 and 2.07% at September 30, 2019. The increase in classified loans compared to June 30, 2020 was driven by the downgrade of two commercial loan relationships totaling $8.6 million.
Annualized net charge-offs were 0.08% of average total loans for the third quarter of 2020, compared to annualized net recoveries of (0.05%) for the linked quarter. Annualized net charge-offs were 0.11% of average total loans for the third quarter of 2019. The second quarter of 2020 included a recovery of $750,000 on a previously charged-off commercial loan. Annualized net charge-offs were 0.04% of average total loans for the first nine months of 2020, compared to net recoveries that were negligible for the same period of 2019.
At September 30, 2020, the allowance for credit losses increased to $58.1 million, from $54.4 million at June 30, 2020, compared to an allowance for loan losses of $21.6 million at December 31, 2019 and September 30, 2019. The increase in the allowance for credit losses compared to June 30, 2020 was primarily due to the recent developments related to

COVID-19 and the resulting impact on the economic assumptions used in estimating the allowance for credit losses under the CECL model, a specific reserve of $1.9 million related to one commercial relationship impacted by COVID-19, and establishing an allowance for credit losses for the premium finance loans acquired. The increases in the allowance for credit losses compared to December 31, 2019 and September 30, 2019 were related to the impact of COVID-19 on the CECL model, as well as the implementation of the CECL accounting standard. The ratio of the allowance for credit losses as a percent of total loans increased to 1.67% at September 30, 2020, compared to 1.62% at June 30, 2020, 0.75% at December 31, 2019 and 0.76% at September 30, 2019. The ratio of the allowance for credit losses as a percent of total loans includes PPP loans that do not have an allowance because of the guarantee by the SBA. The ratio of the allowance for credit losses as a percent of total loans would increase 26 basis points at September 30, 2020, if PPP loans were excluded from the ratio.
Deposits:
As of September 30, 2020, period-end deposit balances were down $72.9 million, or 2%, compared to June 30, 2020. The decrease was driven by a decline in brokered certificates of deposit of $60.5 million, offset partially by an increase in savings and non-interest-bearing deposit account balances. The decrease in brokered deposits was part of Peoples' plan to utilize other sources of funding that are less expensive than brokered certificates of deposit.
Compared to December 31, 2019, period-end deposit balances grew $660.6 million, or 20%, and were up $594.8 million, or 18%, compared to September 30, 2019. Throughout the first nine months of 2020, Peoples began to use alternative funding sources that included overnight brokered deposits. Additionally, customers have continued to maintain higher deposit balances due largely to the COVID-19 pandemic due to the stimulus measures provided by the PPP loans and economic impact payments to individuals.
Average deposit balances during the third quarter of 2020 increased $109.0 million, or 3%, compared to the linked quarter. This increase was the result of Peoples using overnight brokered deposits as an alternative funding source to overnight FHLB advances. Compared to the third quarter of 2019, quarterly average deposits increased $606.6 million, or 18%. This increase was due to customers maintaining higher balances resulting from the CARES Act fiscal stimulus, proceeds from PPP loans and changed consumer habits. For the first nine months of 2020, average deposit balances grew $483.7 million, or 15%. This increase was the result of customers maintaining higher balances throughout the comparable periods largely due to the CARES Act fiscal stimulus, proceeds from PPP loans, changed consumer spending habits and the First Prestonsburg acquisition completed during 2019. Total demand deposit accounts comprised 42% of total deposits at September 30, 2020 compared to 42% at June 30, 2020, and 39% at September 30, 2019.
Stockholders' Equity:
At September 30, 2020, the tier 1 risk-based capital ratio was 13.08%, compared to 13.55% at June 30, 2020, 14.84% at December 31, 2019 and 14.48% at September 30, 2019. The common equity tier 1 risk-based capital ratio was 12.83% at September 30, 2020, compared to 13.30% at June 30, 2020, 14.59% at December 31, 2019 and 14.23% at September 30, 2019. The total risk-based capital ratio was 14.33% at September 30, 2020, compared to 14.80% at June 30, 2020, 15.58% at December 31, 2019 and 15.22% at September 30, 2019. Peoples adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios. Compared to each of June 30, 2020, December 31, 2019 and September 30, 2019, the capital ratios were impacted by the repurchase of common shares, and dividends paid to stockholders, which both reduced capital.
Total stockholders' equity at September 30, 2020 declined by $2.3 million, compared to June 30, 2020, which was driven by a combination of the repurchase of 235,684 common shares for a total of $5.0 million during the third quarter, dividends paid of $6.8 million and a decrease in accumulated other comprehensive income of $1.7 million. These were partially offset by net income of $10.2 million during the quarter. The change in accumulated other comprehensive income was the result of the changes in the market value of available-for-sale investment securities during the period.
Book value per share and tangible book value per share, which excludes goodwill and other intangible assets, at September 30, 2020 were $28.74 and $19.34, respectively, compared to $28.57 and $19.70, respectively, at June 30, 2020. The ratio of total stockholders' equity to total assets increased 12 basis points compared to June 30, 2020. The tangible equity to tangible assets ratio, which excludes goodwill and other intangible assets, decreased 9 basis points compared to June 30, 2020, due primarily to the changes in equity noted above.
Total stockholders' equity at September 30, 2020 declined $27.5 million, or 5%, compared to December 31, 2019, which was mainly due to the repurchase of 1,119,752 shares for a total of $25.0 million and dividends paid of $20.6 million. Peoples also made a $3.7 million adjustment to retained earnings related to the adoption of the CECL accounting standard. These decreases were partially offset by net income of $14.2 million and a $4.4 million increase in accumulated other comprehensive income.

Total stockholders' equity at September 30, 2020 decreased $21.7 million, or 4%, compared to September 30, 2019, which was mainly due to the repurchase of 1,132,004 common shares for a total of $25.3 million between October 1, 2019 and September 30, 2020, dividends paid of $27.6 million and a $3.7 million adjustment related to the adoption of the CECL accounting standard. These decreases were partially offset by net income of $29.1 million over the twelve-month period and an increase in accumulated other comprehensive income of $1.9 million. The increase in accumulated other comprehensive income was the result of a higher market value related to the available-for-sale investment securities portfolio, which was driven by changes in interest rates from September 30, 2019, to September 30, 2020. Compared to September 30, 2019, book value per share increased $0.31 from $28.43 to $28.74 and tangible book value per share decreased $0.44 from $19.78 at September 30, 2019, to $19.34 at September 30, 2020. The increase in stockholders' equity discussed above drove the increase in book value per share. The decrease in tangible book value was driven by an increase in intangible assets recorded with the premium finance acquisition. The ratio of total stockholders' equity to total assets, and the tangible equity to tangible assets ratio both decreased compared to September 30, 2019.

Peoples Bancorp Inc. ("Peoples", Nasdaq: PEBO) is a diversified financial services holding company and makes available a complete line of banking, trust and investment, insurance and premium financing solutions through its subsidiaries. Headquartered in Marietta, Ohio since 1902, Peoples has established a heritage of financial stability, growth and community impact. Peoples has $4.9 billion in total assets as of September 30, 2020 and 88 locations, including 76 full-service bank branches in Ohio, Kentucky and West Virginia. Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies.

Conference Call to Discuss Earnings:
Peoples will conduct a facilitated conference call to discuss third quarter 2020 results of operations on October 19, 2020 at 11:00 a.m., Eastern Daylight Time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (866) 890-9285. A simultaneous webcast of the conference call audio will be available online via the "Investor Relations" section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation and, if required, to download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.

Use of Non-US GAAP Financial Measures:
This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). Management uses these "non-US GAAP" financial measures in its analysis of Peoples' performance and the efficiency of its operations. Management believes that these non-US GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with US GAAP, nor are they necessarily comparable to non-US GAAP performance measures that may be presented by other companies. Below is a listing of the non-US GAAP financial measures used in this news release:
◦Core non-interest expense is non-US GAAP since it excludes the impact of acquisition-related expenses, pension settlement charges, severance expenses, and COVID-19-related expenses. COVID-19-related expenses recognized during the first nine months of 2020 included unrestricted stock awards aggregating $396,000 made to employees under the level of Vice President and $350,000 in donations, mainly to community organizations. Other COVID-19-related expenses reflected payments to support employees and supplement needs for the temporary remote work environment.
◦Efficiency ratio is calculated as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This measure is non-US GAAP since it excludes amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.
◦Efficiency ratio adjusted for non-core items is calculated as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income, excluding net gains and losses. This measure is non-US GAAP since it excludes the impact of acquisition-related expenses, pension settlement charges, severance expenses, COVID-19-related expenses, the amortization of other intangible assets and all gains and losses included in earnings, and uses fully tax-equivalent net interest income.

◦Tangible assets, tangible equity and tangible book value per common share measures are non-US GAAP since they exclude the impact of goodwill and other intangible assets acquired through acquisitions on both total stockholders' equity and total assets.
◦Total non-interest income, excluding net gains and losses, is a non-US GAAP measure since it excludes all gains and losses included in earnings.
◦Pre-provision net revenue is defined as net interest income plus total non-interest income, excluding net gains and losses, minus total non-interest expense. This measure is non-US GAAP since it excludes the provision for credit losses and all gains and losses included in earnings.
◦Return on average assets adjusted for non-core items is calculated as annualized net income (less the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, and COVID-19-related expenses) divided by average assets. This measure is non-US GAAP since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, and COVID-19-related expenses.
◦Return on average tangible stockholders' equity is calculated as annualized net income (less after-tax impact of amortization of other intangible assets) divided by tangible stockholders' equity. This measure is non-US GAAP since it excludes the after-tax impact of amortization of other intangible assets from earnings and the impact of goodwill and other intangible assets acquired through acquisitions on total stockholders' equity.
A reconciliation of these non-US GAAP financial measures to the most directly comparable US GAAP financial measures is included at the end of this news release under the caption of "Non-US GAAP Financial Measures."

Safe Harbor Statement:
Certain statements made in this news release regarding Peoples' financial condition, results of operations, plans, objectives, future performance and business, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as "anticipate," "estimate," "may," "feel," "expect," "believe," "plan," "will," "will likely," "would," "should," "could," "project," "goal," "target," "potential," "seek," "intend," and similar expressions.
These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of Peoples' business and operations. Additionally, Peoples' financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:
(1)the ever-changing effects of the COVID-19 pandemic - the duration, extent and severity of which are impossible to predict, including the possibility of further resurgence in the spread of COVID-19 - on economies (local, national and international) and markets, and on our customers, counterparties, employees and third-party service providers, as well as the effects of various responses of governmental and nongovernmental authorities to the COVID-19 pandemic, including public health actions directed toward the containment of the COVID-19 pandemic and the implementation of fiscal stimulus packages, which could decrease sales volumes, add volatility to the global stock markets, and increase loan delinquencies and defaults;
(2)changes in the interest rate environment due to economic conditions related to the COVID-19 pandemic or other factors and/or the fiscal and monetary policy measures undertaken by the U.S. government and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in response to such economic conditions, which may adversely impact interest rates, the interest rate yield curve, interest margins, loan demand and interest rate sensitivity;
(3)the success, impact, and timing of the implementation of Peoples' business strategies and Peoples' ability to manage strategic initiatives, including the expansion of commercial and consumer lending activities, in light of the continuing impact of the COVID-19 pandemic on customers' operations and financial condition;
(4)competitive pressures among financial institutions, or from non-financial institutions, which may increase significantly, including product and pricing pressures, which can in turn impact Peoples' credit spreads, changes to third-party relationships and revenues, changes in the manner of providing services, customer acquisition and retention pressures, and Peoples' ability to attract, develop and retain qualified professionals;
(5)uncertainty regarding the nature, timing, cost, and effect of legislative or regulatory changes or actions, or deposit insurance premium levels, promulgated and to be promulgated by governmental and regulatory agencies in the State of Ohio, the Federal Deposit Insurance Corporation, the Federal Reserve Board and the Consumer Financial Protection Bureau, which may subject Peoples, its subsidiaries, or one or more acquired companies to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses, including in particular the rules and regulations promulgated and to be promulgated under the CARES Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Basel III regulatory capital reform;
(6)the effects of easing restrictions on participants in the financial services industry;
(7)local, regional, national and international economic conditions (including the impact of potential or imposed tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations, and changes in the relationship of the U.S. and its global trading partners) and the impact these conditions may have on Peoples, its customers and its counterparties, and Peoples' assessment of the impact, which may be different than anticipated;
(8)Peoples may issue equity securities in connection with future acquisitions, which could cause ownership and economic dilution to Peoples' current stockholders;
(9)changes in prepayment speeds, loan originations, levels of nonperforming assets, delinquent loans, charge-offs, and customer and other counterparties performance and creditworthiness generally, which may be less favorable than expected in light of the COVID-19 pandemic and adversely impact the amount of interest income generated;
(10)Peoples may have more credit risk and higher credit losses to the extent there are loan concentrations by location or industry of borrowers or collateral;
(11)changes in accounting standards, policies, estimates or procedures may adversely affect Peoples' reported financial condition or results of operations;
(12)the impact of assumptions, estimates and inputs used within models, which may vary materially from actual outcomes, including under the CECL model;
(13)the discontinuation of the London Interbank Offered Rate ("LIBOR") and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies;
(14)adverse changes in the conditions and trends in the financial markets, including the impacts of the COVID-19 pandemic and the related responses by governmental and nongovernmental authorities to the pandemic, which may adversely affect the fair value of securities within Peoples' investment portfolio, the interest rate sensitivity of Peoples' consolidated balance sheet, and the income generated by Peoples' trust and investment activities;
(15)the volatility from quarter to quarter of mortgage banking income, whether due to interest rates, demand, the fair value of mortgage loans, or other factors;
(16)Peoples' ability to receive dividends from its subsidiaries;
(17)Peoples' ability to maintain required capital levels and adequate sources of funding and liquidity;
(18)the impact of larger or similar-sized financial institutions encountering problems, which may adversely affect the banking industry and/or Peoples' business generation and retention, funding and liquidity;
(19)Peoples' ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks, including those of Peoples' third-party vendors and other service providers, which may prove inadequate, and could adversely affect customer confidence in Peoples and/or result in Peoples incurring a financial loss;
(20)Peoples' ability to anticipate and respond to technological changes, and Peoples' reliance on, and the potential failure of, a number of third-party vendors to perform as expected, including Peoples' primary core banking system provider, which can impact Peoples' ability to respond to customer needs and meet competitive demands;
(21)operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Peoples and its subsidiaries are highly dependent;
(22)changes in consumer spending, borrowing and saving habits, whether due to changes in retail distribution strategies, consumer preferences and behavior, changes in business and economic conditions (including as a result of the COVID-19 pandemic), legislative or regulatory initiatives (including those in response to the COVID-19 pandemic), or other factors, which may be different than anticipated;
(23)the adequacy of Peoples' internal controls and risk management program in the event of changes in strategic, reputational, market, economic, operational, cybersecurity, compliance, legal, asset/liability repricing, liquidity, credit and interest rate risks associated with Peoples' business;
(24)the impact on Peoples' businesses, personnel, facilities, or systems, of losses related to acts of fraud, theft, or violence;
(25)the impact on Peoples' businesses, as well as on the risks described above, of various domestic or international widespread natural or other disasters, pandemics (including COVID-19), cybersecurity attacks, system failures, civil unrest, military or terrorist activities or international conflicts;
(26)the impact on Peoples' businesses and operating results of any costs associated with obtaining rights in intellectual property claimed by others and adequately protecting Peoples' intellectual property;

(27)risks and uncertainties associated with Peoples' entry into new geographic markets and risks resulting from Peoples' inexperience in these new geographic markets;
(28)Peoples' ability to identify, acquire, or integrate suitable strategic acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected;
(29)Peoples' continued ability to grow deposits;
(30)the impact of future governmental and regulatory actions upon Peoples' participation in and execution of government programs related to the COVID-19 pandemic;
(31)uncertainty regarding changes to the U.S. presidential administration and Congress and the impact thereof on the regulatory landscape, capital markets and the response to and management of the COVID-19 pandemic; and,
(32)other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission (the "SEC"), including those risk factors included in the disclosures under the heading "ITEM 1A. RISK FACTORS" of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and under the heading "ITEM 1A. RISK FACTORS" in Part II of Peoples' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020. Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.
As required by US GAAP, Peoples is required to evaluate the impact of subsequent events through the issuance date of its September 30, 2020 consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Peoples to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

PER COMMON SHARE DATA AND SELECTED RATIOS (Unaudited)

	At or For the Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2020	2020	2019	2020	2019

PER COMMON SHARE:
Earnings per common share:
Basic	$0.52	$0.24	$0.72	$0.70	$1.93
Diluted	0.51	0.23	0.72	0.70	1.91
Cash dividends declared per common share	0.34	0.34	0.34	1.02	0.98
Book value per common share	28.74	28.57	28.43	28.74	28.43
Tangible book value per common share (a)	19.34	19.70	19.78	19.34	19.78
Closing price of common shares at end of period	$19.09	$21.28	$31.81	$19.09	$31.81

SELECTED RATIOS:
Return on average stockholders' equity (b)	7.16%	3.34%	10.11%	3.28%	9.31%
Return on average tangible equity (b)(c)	11.36%	5.42%	15.35%	5.38%	14.14%
Return on average assets (b)	0.83%	0.40%	1.37%	0.40%	1.24%
Return on average assets adjusted for non-core items (b)(d)	0.97%	0.47%	1.39%	0.49%	1.44%
Efficiency ratio (e)	64.12%	62.34%	61.10%	64.37%	65.71%
Efficiency ratio adjusted for non-core items (f)	59.90%	59.94%	60.55%	61.78%	60.94%
Pre-provision net revenue to total average assets (b)(g)	1.43%	1.48%	1.76%	1.45%	1.59%
Net interest margin (b)(h)	3.14%	3.19%	3.66%	3.27%	3.74%
Dividend payout ratio (i)(j)	66.31%	NM	47.35%	145.29%	51.35%
(a) Tangible book value per common share represents a non-US GAAP financial measure since it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(b) Ratios are presented on an annualized basis.
(c) Return on average tangible equity represents a non-US GAAP financial measure since it excludes the after-tax impact of amortization of other intangible assets from earnings and it excludes the balance sheet impact of goodwill and other intangible assets acquired through acquisitions on stockholders' equity. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(d) Return on average assets adjusted for non-core items represents a non-US GAAP financial measure since it excludes the after-tax impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, and COVID-19-related expenses. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(e) The efficiency ratio is defined as total non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This amount represents a non-US GAAP financial measure since it excludes amortization of other intangible assets, and all gains and losses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(f) The efficiency ratio adjusted for non-core items is defined as core non-interest expense (less amortization of other intangible assets) as a percentage of fully tax-equivalent net interest income plus total non-interest income (excluding all gains and losses). This amount represents a non-US GAAP financial measure since it excludes the impact of all gains and losses, acquisition-related expenses, pension settlement charges, severance expenses, and COVID-19-related expenses included in earnings, and uses fully tax-equivalent net interest income. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(g) Pre-provision net revenue is defined as net interest income plus total non-interest income (excluding all gains and losses) minus total non-interest expense. This ratio represents a non-US GAAP financial measure since it excludes the provision for credit losses and all gains and losses included in earnings. This measure is a key metric used by federal bank regulatory agencies in their evaluation of capital adequacy for financial institutions. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."
(h) Information presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(i) This ratio is calculated based on dividends declared during the period divided by net income for the period.
(j) NM = not meaningful.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2020	2019
Total interest income	$39,013	$39,306	$43,609	$119,181	$127,806
Total interest expense	3,894	4,446	7,855	14,566	22,089
Net interest income	35,119	34,860	35,754	104,615	105,717
Provision for credit losses (a)	4,728	11,834	1,005	33,531	1,368
Net interest income after provision for credit losses	30,391	23,026	34,749	71,084	104,349
Non-interest income:
Electronic banking income	3,765	3,523	3,577	10,568	9,831
Insurance income	3,608	3,191	3,386	10,929	11,493
Trust and investment income	3,435	3,316	3,205	10,013	9,718
Mortgage banking income	2,658	938	1,204	4,346	2,992
Deposit account service charges	2,266	1,909	3,233	6,995	8,551
Bank owned life insurance income	462	470	487	1,514	1,462
Commercial loan swap fees	68	955	772	1,267	1,434
Net gain on investment securities	2	62	97	383	70
Net loss on asset disposals and other transactions	(28)	(122)	(78)	(237)	(553)
Other non-interest income	534	422	510	1,393	2,113
Total non-interest income	16,770	14,664	16,393	47,171	47,111
Non-interest expense:
Salaries and employee benefit costs	19,410	17,985	18,931	57,313	58,957
Net occupancy and equipment expense	3,383	3,151	3,098	9,688	9,208
Electronic banking expense	2,095	1,879	2,070	5,839	5,340
Data processing and software expense	1,838	1,754	1,572	5,344	4,684
Professional fees	1,720	1,834	1,544	5,247	5,164
Franchise tax expense	882	881	797	2,645	2,274
Amortization of other intangible assets	857	728	953	2,314	2,471
FDIC insurance premiums	570	152	—	717	752
Marketing expense	456	632	634	1,561	1,718
Foreclosed real estate and other loan expenses	342	335	600	1,255	1,324
Communication expense	283	294	268	857	863
Other non-interest expense	2,479	2,180	2,526	7,665	10,974
Total non-interest expense	34,315	31,805	32,993	100,445	103,729
Income before income taxes	12,846	5,885	18,149	17,810	47,731
Income tax expense	2,636	1,136	3,281	3,616	8,896
Net income	$10,210	$4,749	$14,868	$14,194	$38,835

PER COMMON SHARE DATA:
Earnings per common share – basic	$0.52	$0.24	$0.72	$0.70	$1.93
Earnings per common share – diluted	$0.51	$0.23	$0.72	$0.70	$1.91
Cash dividends declared per common share	$0.34	$0.34	$0.34	$1.02	$0.98
Weighted-average common shares outstanding – basic	19,504,503	19,720,315	20,415,245	19,862,409	20,023,271
Weighted-average common shares outstanding – diluted	19,637,689	19,858,880	20,595,769	19,998,353	20,178,634
Common shares outstanding at end of period	19,721,783	19,925,083	20,700,630	19,721,783	20,700,630
(a) On January 1, 2020, Peoples adopted ASU 2016-13 and adopted the CECL model. Prior to the adoption of CECL, the provision for (recovery of) credit losses was the "provision for loan losses." The provision for credit losses includes changes related to the allowance for credit losses on loans, which includes purchased credit deteriorated loans, held-to-maturity investment securities, and the unfunded commitment liability.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2020	2019
(Dollars in thousands)	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$57,953	$53,263
Interest-bearing deposits in other banks	103,298	61,930
Total cash and cash equivalents	161,251	115,193
Available-for-sale investment securities, at fair value (amortized cost of $829,899 at September 30, 2020 and $929,395 at December 31, 2019) (a)	851,702	936,101
Held-to-maturity investment securities, at amortized cost (fair value of $38,086 at September 30, 2020 and $32,541 at December 31, 2019) (a)(b)	36,143	31,747
Other investment securities	40,715	42,730
Total investment securities (a)(b)	928,560	1,010,578
Loans, net of deferred fees and costs (b)(c)	3,472,085	2,873,525
Allowance for credit losses (b)	(58,128)	(21,556)
Net loans	3,413,957	2,851,969
Loans held for sale	7,420	6,499
Bank premises and equipment, net of accumulated depreciation	61,468	61,846
Bank owned life insurance	71,127	69,722
Goodwill	171,255	165,701
Other intangible assets	14,142	11,802
Other assets	82,627	60,855
Total assets	$4,911,807	$4,354,165
Liabilities
Deposits:
Non-interest-bearing	$982,912	$671,208
Interest-bearing	2,969,093	2,620,204
Total deposits	3,952,005	3,291,412
Short-term borrowings	182,063	316,977
Long-term borrowings	111,386	83,123
Accrued expenses and other liabilities (b)	99,497	68,260
Total liabilities	$4,344,951	$3,759,772
Stockholders' equity
Preferred shares, no par value, 50,000 shares authorized, no shares issued at September 30, 2020 and December 31, 2019	—	—
Common shares, no par value, 24,000,000 shares authorized, 21,184,157 shares issued at September 30, 2020 and 21,156,143 shares issued at December 31, 2019, including shares held in treasury	421,715	420,876
Retained earnings (b)	177,012	187,149
Accumulated other comprehensive income (loss), net of deferred income taxes	2,942	(1,425)
Treasury stock, at cost, 1,515,624 shares at September 30, 2020 and 504,182 shares at December 31, 2019	(34,813)	(12,207)
Total stockholders' equity	$566,856	$594,393
Total liabilities and stockholders' equity	$4,911,807	$4,354,165
(a)    Available-for-sale investment securities and held-to-maturity investment securities are presented net of allowance for credit losses of $0 and $6,000, respectively, as of September 30, 2020.
(b)    On January 1, 2020, Peoples adopted ASU 2016-13 and adopted the CECL model, which resulted in the establishment of a $7,000 allowance for credit losses for held-to-maturity investment securities; an increase in loan balances of $2.6 million to establish the allowance for credit losses for purchased credit deteriorated loans; an increase to the allowance for credit losses (which was the "allowance for loan losses" prior to January 1, 2020) of $5.8 million; the addition of a $1.5 million unfunded commitment liability included in accrued expenses and other liabilities; and a reduction to retained earnings of $3.7 million, net of statutory federal corporate income tax.
(c)    Also referred to throughout this document as "total loans" and "loans held for investment."

SELECTED FINANCIAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2020	2020	2020	2019	2019
Loan Portfolio
Construction	$108,051	$109,953	$110,865	$88,518	$104,773
Commercial real estate, other	913,239	914,420	897,817	833,238	830,199
Commercial and industrial	1,168,134	1,070,326	654,530	662,993	608,240
Residential real estate	589,449	613,084	625,366	661,476	667,017
Home equity lines of credit	121,935	123,384	128,011	132,704	134,852
Consumer, indirect	491,699	450,334	418,066	417,185	423,284
Consumer, direct	79,059	78,926	76,172	76,533	80,870
Deposit account overdrafts	519	592	610	878	1,081
Total loans	$3,472,085	$3,361,019	$2,911,437	$2,873,525	$2,850,316
Total acquired loans (a)	$642,409	$582,743	$611,608	$599,686	$627,725
Total originated loans	$2,829,676	$2,778,276	$2,299,829	$2,273,839	$2,222,591
Deposit Balances
Non-interest-bearing deposits (b)	$982,912	$1,005,732	$727,266	$671,208	$677,232
Interest-bearing deposits:
Interest-bearing demand accounts (b)	666,134	666,181	637,011	635,720	622,496
Retail certificates of deposit	461,216	474,593	487,153	490,830	488,942
Money market deposit accounts	581,398	598,641	485,999	469,893	441,989
Governmental deposit accounts	409,967	377,787	400,184	293,908	337,941
Savings accounts	589,625	580,703	527,295	521,914	526,372
Brokered deposits	260,753	321,247	133,522	207,939	262,230
Total interest-bearing deposits	$2,969,093	$3,019,152	$2,671,164	$2,620,204	$2,679,970
Total deposits	$3,952,005	$4,024,884	$3,398,430	$3,291,412	$3,357,202
Total demand deposits (b)	$1,649,046	$1,671,913	$1,364,277	$1,306,928	$1,299,728
Asset Quality
Nonperforming assets (NPAs):
Loans 90+ days past due and accruing (c)	$2,815	$1,880	$1,543	$3,932	$4,515
Nonaccrual loans (c)	26,436	25,029	25,482	17,781	16,200
Total nonperforming loans (NPLs)	29,251	26,909	27,025	21,713	20,715
Other real estate owned (OREO)	293	236	226	227	289
Total NPAs	$29,544	$27,145	$27,251	$21,940	$21,004
Criticized loans (d)	$123,219	$105,499	$90,881	$96,830	$100,434
Classified loans (e)	76,009	66,567	68,787	66,154	58,938
Allowance for credit losses as a percent of NPLs (f)(g)(h)	198.72%	202.02%	158.49%	99.28%	104.20%
NPLs as a percent of total loans (g)(h)	0.84%	0.80%	0.93%	0.75%	0.73%
NPAs as a percent of total assets (g)(h)	0.60%	0.54%	0.61%	0.50%	0.48%
NPAs as a percent of total loans and OREO (g)(h)	0.85%	0.80%	0.94%	0.76%	0.74%
Criticized loans as a percent of total loans (g)	3.55%	3.14%	3.12%	3.37%	3.52%
Classified loans as a percent of total loans (g)	2.19%	1.98%	2.36%	2.30%	2.07%
Allowance for credit losses as a percent of total loans (f)(g)	1.67%	1.62%	1.47%	0.75%	0.76%
Capital Information (i)(j)(k)
Common equity tier 1 risk-based capital ratio	12.83%	13.30%	13.91%	14.59%	14.23%
Tier 1 risk-based capital ratio	13.08%	13.55%	14.16%	14.84%	14.48%
Total risk-based capital ratio (tier 1 and tier 2)	14.33%	14.80%	15.38%	15.58%	15.22%
Tier 1 leverage ratio	8.62%	8.97%	10.06%	10.41%	10.28%
Common equity tier 1 capital	$398,553	$408,619	$415,768	$427,415	$417,468
Tier 1 capital	406,124	416,150	423,259	434,866	424,877
Total capital (tier 1 and tier 2)	445,091	454,641	459,727	456,422	446,462
Total risk-weighted assets	$3,106,071	$3,072,178	$2,988,263	$2,930,355	$2,933,848
Total stockholders' equity to total assets	11.54%	11.42%	13.06%	13.65%	13.39%
Tangible equity to tangible assets (l)	8.07%	8.16%	9.47%	9.98%	9.71%
(a)    Includes all loans acquired in 2012 and thereafter.
(b)    The sum of non-interest-bearing deposits and interest-bearing deposits is considered total demand deposits.

(c)    The new accounting for purchased credit deteriorated loans under ASU 2016-13 resulted in the movement of $3.9 million of loans from the 90+ days past due and accruing category to the nonaccrual category on January 1, 2020. As of December 31, 2019, these loans were presented as 90+ days past due and accruing, although they were not accruing interest income, because they were accreting income from the discount that was recognized due to acquisition accounting.
(d)    Includes loans categorized as a special mention, substandard, or doubtful.
(e)    Includes loans categorized as substandard or doubtful.
(f)    On January 1, 2020, Peoples adopted ASU 2016-13 and adopted the CECL model, which resulted an increase to the allowance for credit losses (which was the "allowance for loan losses" prior to January 1, 2020) of $5.8 million.
(g)    Data presented as of the end of the period indicated.
(h)    Nonperforming loans include loans 90+ days past due and accruing, renegotiated loans and nonaccrual loans. Nonperforming assets include nonperforming loans and OREO.
(i)    September 30, 2020 data based on preliminary analysis and subject to revision.
(j)    Peoples' capital conservation buffer was 6.33% at September 30, 2020, 6.80% at June 30, 2020, 7.38% at March 31, 2020, 7.58% at December 31, 2019, and 7.22% at September 30, 2019, compared to required capital conservation buffer of 2.50%.
(k)    Peoples has adopted the five-year transition to phase in the impact of the adoption of CECL on regulatory capital ratios.
(l)    This ratio represents a non-US GAAP financial measure since it excludes the balance sheet impact of intangible assets acquired through acquisitions on both total stockholders' equity and total assets. Additional information regarding the calculation of this ratio is included at the end of this news release under the caption of "Non-US GAAP Financial Measures (Unaudited)."

PROVISION FOR CREDIT LOSSES INFORMATION (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019
Provision for credit losses (a)
Provision for other credit losses	$4,574	$11,773	$731	$33,171	$846
Provision for checking account overdraft credit losses	154	61	274	360	522
Total provision for credit losses	$4,728	$11,834	$1,005	$33,531	$1,368

Net charge-offs (recoveries)
Gross charge-offs	$965	$681	$1,162	$3,721	$2,830
Recoveries	230	1,050	385	2,857	2,852
Net charge-offs (recoveries)	$735	$(369)	$777	$864	$(22)

Net charge-offs (recoveries) by type
Commercial real estate, other	$105	$129	$(86)	$128	$58
Commercial and industrial	148	(790)	180	(909)	(1,769)
Residential real estate	21	(84)	(6)	(2)	37
Home equity lines of credit	(2)	1	28	12	35
Consumer, indirect	306	264	380	1,166	1,037
Consumer, direct	2	41	49	91	105
Deposit account overdrafts	155	70	232	378	475
Total net charge-offs (recoveries)	$735	$(369)	$777	$864	$(22)

Net charge-offs (recoveries) as a percent of average total loans (annualized)	0.08%	(0.05)%	0.11%	0.04%	—%
(a)    On January 1, 2020, Peoples adopted ASU 2016-13 and adopted the CECL model. Prior to the adoption of CECL, the provision for (recovery of) credit losses was the "provision for (recovery of) loan losses." The provision for credit losses includes changes related to the allowance for credit losses on loans, which includes purchased credit deteriorated loans, held-to-maturity investment securities, and the unfunded commitment liability.

SUPPLEMENTAL INFORMATION (Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2020	2020	2020	2019	2019

Trust assets under administration and management	$1,609,270	$1,552,785	$1,385,161	$1,572,933	$1,504,036
Brokerage assets under administration and management	921,688	885,138	816,260	944,002	904,191
Mortgage loans serviced for others	490,170	491,545	503,158	496,802	488,724
Employees (full-time equivalent)	886	894	898	900	910

CONSOLIDATED AVERAGE BALANCE SHEETS AND NET INTEREST INCOME (Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$97,430	$33	0.13%	$164,487	$48	0.12%	$62,860	$506	3.19%
Investment securities (a)(b)(c)	952,495	3,610	1.52%	1,006,396	4,990	1.98%	1,009,948	6,860	2.69%
Loans (b)(c)(d):
Construction	105,488	1,179	4.37%	121,982	1,226	3.98%	103,758	1,313	4.95%
Commercial real estate, other	857,830	8,854	4.04%	849,070	8,873	4.13%	844,186	11,307	5.24%
Commercial and industrial	1,139,638	10,016	3.44%	979,206	8,842	3.57%	603,750	8,110	5.26%
Residential real estate (e)	661,694	7,870	4.76%	682,216	8,257	4.84%	648,481	7,903	4.87%
Home equity lines of credit	125,351	1,278	4.06%	128,632	1,493	4.67%	131,898	1,977	5.95%
Consumer, indirect	477,962	5,103	4.25%	421,972	4,554	4.34%	423,694	4,452	4.17%
Consumer, direct	82,139	1,332	6.45%	77,830	1,292	6.68%	82,067	1,495	7.23%
Total loans	3,450,102	35,632	4.08%	3,260,908	34,537	4.22%	2,837,834	36,557	5.08%
Allowance for credit losses (c)	(56,519)			(48,768)			(21,620)
Net loans	3,393,583			3,212,140			2,816,214
Total earning assets	4,443,508	39,275	3.49%	4,383,023	39,575	3.60%	3,889,022	43,923	4.47%

Goodwill and other intangible assets	185,816			177,012			179,487
Other assets	277,290			267,981			242,880
Total assets	$4,906,614			$4,828,016			$4,311,389

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$589,100	$34	0.02%	$563,213	$33	0.02%	$524,025	$126	0.10%
Governmental deposit accounts	398,653	511	0.51%	370,999	445	0.48%	347,625	991	1.13%
Interest-bearing demand accounts	671,987	66	0.04%	655,711	71	0.04%	617,770	378	0.24%
Money market deposit accounts	589,078	215	0.15%	575,858	360	0.25%	434,834	787	0.72%
Retail certificates of deposit	467,431	1,524	1.30%	481,305	1,870	1.56%	495,499	2,255	1.81%
Brokered deposits	258,875	319	0.49%	192,230	505	1.06%	261,145	1,622	2.46%
Total interest-bearing deposits	2,975,124	2,669	0.36%	2,839,316	3,284	0.47%	2,680,898	6,159	0.91%
Short-term borrowings	180,358	742	1.64%	183,989	574	1.25%	236,917	1,150	1.93%
Long-term borrowings	111,457	483	1.73%	135,398	588	1.75%	84,281	546	2.58%
Total borrowed funds	291,815	1,225	1.67%	319,387	1,162	1.46%	321,198	1,696	2.10%
Total interest-bearing liabilities	3,266,939	3,894	0.47%	3,158,703	4,446	0.57%	3,002,096	7,855	1.04%

Non-interest-bearing deposits	970,353			997,179			657,952
Accrued expenses and other liabilities	102,267			99,993			68,072
Total liabilities	4,339,559			4,255,875			3,728,120
Stockholders’ equity	567,055			572,141			583,269
Total liabilities and stockholders' equity	$4,906,614			$4,828,016			$4,311,389

Net interest income/spread (b)		$35,381	3.02%		$35,129	3.03%		$36,068	3.43%
Net interest margin (b)			3.14%			3.19%			3.66%

	Nine Months Ended
	September 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Cost	Average Balance	Income/ Expense	Yield/ Cost
Assets
Short-term investments	$111,852	$317	0.38%	$35,867	$945	3.52%
Investment securities (a)(b)(c)	997,835	14,857	1.99%	956,085	20,316	2.83%
Loans (b)(c)(d):
Construction	108,426	3,656	4.43%	119,823	4,700	5.17%
Commercial real estate, other	848,202	27,784	4.30%	828,258	33,225	5.29%
Commercial and industrial	923,552	26,282	3.74%	594,136	23,872	5.30%
Residential real estate (e)	669,852	24,498	4.88%	633,070	22,748	4.79%
Home equity lines of credit	128,540	4,546	4.72%	131,797	5,843	5.93%
Consumer, indirect	438,784	14,066	4.28%	415,602	12,795	4.12%
Consumer, direct	78,904	3,978	6.73%	78,687	4,143	7.04%
Total loans	3,196,260	104,810	4.34%	2,801,373	107,326	5.07%
Allowance for credit losses (c)	(44,323)			(21,117)
Net loans	3,151,937			2,780,256
Total earning assets	4,261,624	119,984	3.73%	3,772,208	128,587	4.52%

Goodwill and other intangible assets	180,291			172,175
Other assets	264,238			235,280
Total assets	$4,706,153			$4,179,663

Liabilities and Equity
Interest-bearing deposits:
Savings accounts	$558,514	$140	0.03%	$506,847	$326	0.09%
Governmental deposit accounts	366,139	1,671	0.61%	325,773	2,396	0.98%
Interest-bearing demand accounts	652,198	385	0.08%	597,089	857	0.19%
Money market deposit accounts	547,291	1,248	0.30%	414,966	1,972	0.64%
Retail certificates of deposit	479,185	5,453	1.52%	457,030	5,750	1.68%
Brokered deposits	214,516	1,685	1.05%	282,473	5,421	2.57%
Total interest-bearing deposits	2,817,843	10,582	0.50%	2,584,178	16,722	0.87%
Short-term borrowings	205,900	2,355	1.54%	240,726	3,556	1.97%
Long-term borrowings	118,684	1,629	1.93%	98,706	1,811	2.45%
Total borrowed funds	324,584	3,984	1.64%	339,432	5,367	2.11%
Total interest-bearing liabilities	3,142,427	14,566	0.62%	2,923,610	22,089	1.01%

Non-interest-bearing deposits	892,301			642,276
Accrued expenses and other liabilities	92,986			56,075
Total liabilities	4,127,714			3,621,961

Stockholders’ equity	578,439			557,702
Total liabilities and stockholders' equity	$4,706,153			$4,179,663

Net interest income/spread (b)		$105,418	3.11%		$106,498	3.51%
Net interest margin (b)			3.27%			3.74%
(a) Average balances are based on carrying value.
(b) Interest income and yields are presented on a fully tax-equivalent basis, using a 21% statutory federal corporate income tax rate.
(c) On January 1, 2020, Peoples adopted ASU 2016-13 and adopted the CECL model, which resulted in the establishment of an allowance for credit losses for held-to-maturity investment securities; an increase in loan balances of $2.6 million to establish the allowance for credit losses for purchased credit deteriorated loans; an increase to the allowance for credit losses (which was the "allowance for loan losses" prior to January 1, 2020) of $5.8 million; the addition of a $1.5 million unfunded commitment liability included in accrued expenses and other liabilities; and a reduction to retained earnings of $3.7 million, net of statutory federal corporate income tax.
(d) Average balances include nonaccrual and impaired loans. Interest income includes interest earned and received on nonaccrual loans prior to the loans being placed on nonaccrual status. Loan fees included in interest income were immaterial for all periods presented.
(e) Loans held for sale are included in the average loan balance listed. Related interest income on loans originated for sale prior to the loan being sold is included in loan interest income.

NON-US GAAP FINANCIAL MEASURES (Unaudited)
The following non-US GAAP financial measures used by Peoples provide information useful to investors in understanding Peoples' operating performance and trends, and facilitate comparisons with the performance of Peoples' peers. Peoples also uses the non-US GAAP financial measures for calculating incentive compensation. The following tables summarize the non-US GAAP financial measures derived from amounts reported in Peoples' consolidated financial statements:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019

Core non-interest expense:
Total non-interest expense	$34,315	$31,805	$32,993	$100,445	$103,729
Less: acquisition-related expenses	1,335	47	199	1,412	7,222
Less: pension settlement charges	531	151	—	1,050	—
Less: severance expenses	192	79	88	284	130
Less: COVID-19-related expenses	148	918	—	1,206	—
Core non-interest expense	$32,109	$30,610	$32,706	$96,493	$96,377

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019

Efficiency ratio:
Total non-interest expense	34,315	$31,805	32,993	100,445	103,729
Less: amortization of other intangible assets	857	728	953	2,314	2,471
Adjusted non-interest expense	$33,458	$31,077	$32,040	$98,131	$101,258

Total non-interest income	$16,770	$14,664	$16,393	$47,171	$47,111
Less: net gain on investment securities	2	62	97	383	70
Less: net loss on asset disposals and other transactions	(28)	(122)	(78)	(237)	(553)
Total non-interest income, excluding net gains and losses	$16,796	$14,724	$16,374	$47,025	$47,594

Net interest income	$35,119	$34,860	$35,754	$104,615	$105,717
Add: fully tax-equivalent adjustment (a)	262	269	314	803	781
Net interest income on a fully tax-equivalent basis	$35,381	$35,129	$36,068	$105,418	$106,498

Adjusted revenue	$52,177	$49,853	$52,442	$152,443	$154,092

Efficiency ratio	64.12%	62.34%	61.10%	64.37%	65.71%

Efficiency ratio adjusted for non-core items:
Core non-interest expense	$32,109	$30,610	$32,706	$96,493	$96,377
Less: amortization of other intangible assets	857	728	953	2,314	2,471
Adjusted core non-interest expense	$31,252	$29,882	$31,753	$94,179	$93,906

Adjusted revenue	$52,177	$49,853	$52,442	$152,443	$154,092

Efficiency ratio adjusted for non-core items	59.90%	59.94%	60.55%	61.78%	60.94%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019

Tangible equity:
Total stockholders' equity	$566,856	$569,177	$583,721	$594,393	$588,533
Less: goodwill and other intangible assets	185,397	176,625	177,447	177,503	179,126
Tangible equity	$381,459	$392,552	$406,274	$416,890	$409,407

Tangible assets:
Total assets	$4,911,807	$4,985,819	$4,469,120	$4,354,165	$4,396,148
Less: goodwill and other intangible assets	185,397	176,625	177,447	177,503	179,126
Tangible assets	$4,726,410	$4,809,194	$4,291,673	$4,176,662	$4,217,022

Tangible book value per common share:
Tangible equity	$381,459	$392,552	$406,274	$416,890	$409,407
Common shares outstanding	19,721,783	19,925,083	20,346,843	20,698,941	20,700,630

Tangible book value per common share	$19.34	$19.70	$19.97	$20.14	$19.78

Tangible equity to tangible assets ratio:
Tangible equity	$381,459	$392,552	$406,274	$416,890	$409,407
Tangible assets	$4,726,410	$4,809,194	$4,291,673	$4,176,662	$4,217,022

Tangible equity to tangible assets	8.07%	8.16%	9.47%	9.98%	9.71%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	2020	2020	2019	2020	2019

Pre-provision net revenue:
Income before income taxes	$12,846	$5,885	$18,149	$17,810	$47,731
Add: provision for credit losses (a)	4,728	11,834	1,005	33,531	1,368
Add: loss on OREO	—	—	5	17	54
Add: loss on investment securities	—	—	—	—	57
Add: loss on other assets	43	145	73	258	504
Less: gain on OREO	15	1	—	16	—
Less: gain on investment securities	2	62	97	383	127
Less: gain on other transactions	—	22	—	22	5
Pre-provision net revenue	$17,600	$17,779	$19,135	$51,195	$49,582
Total average assets	$4,906,614	$4,828,016	$4,311,389	$4,706,153	$4,179,663

Pre-provision net revenue to total average assets (annualized)	1.43%	1.48%	1.76%	1.45%	1.59%

Weighted-average common shares outstanding – diluted	19,637,689	19,858,880	20,595,769	19,998,353	20,178,634
Pre-provision net revenue per common share – diluted	$0.90	$0.89	$0.92	$2.55	$2.44
(a) On January 1, 2020, Peoples adopted ASU 2016-13 and adopted the CECL model. Prior to the adoption of CECL, the provision for (recovery of) credit losses was the "provision for (recovery of) loan losses." The provision for credit losses includes changes related to the allowance for credit losses on loans, which includes purchased credit deteriorated loans, held-to-maturity investment securities, and the unfunded commitment liability.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019

Annualized net income adjusted for non-core items:
Net income	$10,210	$4,749	$14,868	$14,194	$38,835
Less: net gain on investment securities	2	62	97	383	70
Add: tax effect of net gain on investment securities (a)	—	13	20	80	15
Add: net loss on asset disposals and other transactions	28	28	78	237	553
Less: tax effect of net loss on asset disposals and other transactions (a)	6	6	16	50	116
Add: acquisition-related expenses	1,335	47	199	1,412	7,222
Less: tax effect of acquisition-related expenses (a)	280	10	42	297	1,517
Add: pension settlement charges	531	151	—	1,050	—
Less: tax effect of pension settlement charges (a)	112	32	—	221	—
Add: severance expenses	192	79	88	284	130
Less: tax effect of severance expenses (a)	40	17	18	61	27
Add: COVID-19-related expenses	148	918	—	1,206	—
Less: tax effect of COVID-19-related expenses (a)	31	193	—	253	—
Net income adjusted for non-core items (after tax)	$11,973	$5,665	$15,080	$17,198	$45,025

Days in the period	92	91	92	274	273
Days in the year	366	366	365	366	365
Annualized net income	$40,618	$19,100	$58,987	$18,960	$51,922
Annualized net income adjusted for non-core items (after tax)	$47,632	$22,785	$59,828	$22,973	$60,198
Return on average assets:
Annualized net income	$40,618	$19,100	$58,987	$18,960	$51,922
Total average assets	$4,906,614	$4,828,016	$4,311,389	$4,706,153	$4,179,663
Return on average assets	0.83%	0.40%	1.37%	0.40%	1.24%
Return on average assets adjusted for non-core items:
Annualized net income adjusted for non-core items (after tax)	$47,632	$22,785	$59,828	$22,973	$60,198
Total average assets	$4,906,614	$4,828,016	$4,311,389	$4,706,153	$4,179,663
Return on average assets adjusted for non-core items	0.97%	0.47%	1.39%	0.49%	1.44%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

NON-US GAAP FINANCIAL MEASURES (Unaudited) -- (Continued)

	Three Months Ended			At or For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2020	2020	2019	2020	2019

Annualized net income excluding amortization of other intangible assets:
Net income	$10,210	$4,749	$14,868	$14,194	$38,835
Add: amortization of other intangible assets	857	728	953	2,314	2,471
Less: tax effect of amortization of other intangible assets (a)	180	153	200	486	519
Net income excluding amortization of other intangible assets (after tax)	$10,887	$5,324	$15,621	$16,022	$40,787

Days in the period	92	91	92	274	273
Days in the year	366	366	365	366	365
Annualized net income	$40,618	$19,100	$58,987	$18,960	$51,922
Annualized net income excluding amortization of other intangible assets (after tax)	$43,311	$21,413	$61,975	$21,402	$54,532

Average tangible equity:
Total average stockholders' equity	$567,055	$572,141	$583,269	$578,439	$557,702
Less: average goodwill and other intangible assets	185,816	177,012	179,487	180,291	172,175
Average tangible equity	$381,239	$395,129	$403,782	$398,148	$385,527

Return on average stockholders' equity ratio:
Annualized net income	$40,618	$19,100	$58,987	$18,960	$51,922
Average stockholders' equity	$567,055	$572,141	$583,269	$578,439	$557,702

Return on average stockholders' equity	7.16%	3.34%	10.11%	3.28%	9.31%

Return on average tangible equity ratio:
Annualized net income excluding amortization of other intangible assets (after tax)	$43,311	$21,413	$61,975	$21,402	$54,532
Average tangible equity	$381,239	$395,129	$403,782	$398,148	$385,527

Return on average tangible equity	11.36%	5.42%	15.35%	5.38%	14.14%
(a) Tax effect is calculated using a 21% statutory federal corporate income tax rate.

END OF RELEASE